Protect Your Investment in Baja From a Web of Conflicts

www.ShareholdersForBaja.com

Vote Your BLUE Proxy Today


Gerald Prosalendis
Giles Baynham
Yukon-Nevada Gold Corp.
Baja Mining Corp.
John Greenslade
François Marland
Catalyst Copper Corp.
Kendra Low
Denby Greenslade

John Greenslade's Web of Conflicts



Kendra Low
Daughter
VP Admin. &
Corporate Secretary
$725,493 (2010)
$330,417 (2011)
John Greenslade
CEO, President & Director
$220,192 (2010)
$296,400 (2011)
Catalyst Copper
VP Exploration/
Director
$178,013 (2010)**
$342,923 (2011)**
Terry Hodson
Yukon-Nevada Gold
Director/Chairman
$256,045 (2010)
CEO, President
& Director
$2,387,500 (2010)
$1,136,058 (2011)
Director/
Vice Chairman
$1,802,305 (2010)
Director
$468,665 (2011)
François Marland
General Manager
Geology
Director
$54,197 (2010)
$87,300 (2011)
Gerald Prosalendis
BAJA MINING
Director
$473,040 (2011)
Endeavour Assisted with
2010 Financing
(CDN $10 MM
Private Placement)
CEO, President
& Director
Endeavour Advised
on 2010 US $823 MM
Debt Facilities
Minterra Resource
Daughter
Director
$54,197 (2010)
$87,300 (2011)
Endeavour Financial
Gordon Keep
Was Managing Director
Corporate Finance
Corporate
Secretary
Director
Director
$498,750 (2010)
$71,625 (2011)
Director
$481,620 (2011)
Denby Greenslade
Graham Thody
Giles Baynham
Was Director
Debt Finance
Corporate Secretary
& Interim CFO
$89,525 (2010)
$213,791 (2011)

Legend

⟷ Father-Daughter Relationship

⟷ (dotted) Corporate Relationship

*Unless otherwise specified, dollar amounts relate to total compensation for 2010 and 2011 fiscal years, as publicly disclosed.

**Mr. Hodson's compensation includes both amounts paid by Catalyst to Mr. Hodson and amounts that are paid to Baja by Catalyst (as reimbursement) for Mr. Hodson's services.

MOUNT KELLETT

February 22, 2012

Dear Fellow Shareholders:

Like you, Mount Kellett Capital Management LP ("Mount Kellett") is a strong believer in the potential of Baja Mining Corp. ("Baja") and the Boleo project, the company's large, high-grade, long-life copper deposit located in Baja California Sur, Mexico. This primary copper asset represents significant potential value for all shareholders that support its development and growth. That is why we have invested more than $80,000,000 in Baja.

The Success Of Baja's Boleo Project Should Be The Primary Focus

We have asked for a shareholders' meeting and are seeking your support because we have significant and well-founded concerns that the board and management have become distracted with their own personal agendas and enrichment. They do so at a time when they should maintain discipline and focus on the development and growth of the Boleo project so that its full value can be realized.

We are particularly concerned that, at the cusp of bringing the Boleo project online, Baja management intends to pursue a related party transaction with a high-risk early stage copper company, Catalyst Copper Corp. ("Catalyst"), which is listed on the TSX Venture Exchange. Catalyst has optioned a speculative exploration asset in Mexico that will likely cost hundreds of millions of dollars to bring online. In fact, we understand that Baja management has already sought approval to invest Baja's money in this unproven enterprise – at a time when Baja itself is not yet generating revenue.

Catalyst's principal attraction seems to be its connection with select members of Baja's management and board, who own a combined 6 percent of Catalyst – far more than they own of Baja itself. Baja CEO, Mr. John Greenslade, is also the CEO of Catalyst and a major shareholder and director in the company – with compensation of $300,000 in 2011 paid by Catalyst and a minimum $360,000 golden parachute. Mr. Greenslade became CEO of Catalyst over the strong objections of some of the prior members of Baja's board who were subsequently not nominated for re-election at the 2011 Annual General Meeting.

Shareholders Could Be Irreparably Harmed By Mr. Greenslade's High-Risk Plans

Mr. Greenslade has stated that he wants Baja to pursue a transaction with Catalyst. Such a course of action poses significant risk to Baja's value and is rife with conflicts of interest. Not only does Mr. Greenslade own over 10,000,000 shares of Catalyst, which is more than he owns of Baja, but his daughter Ms. Denby Greenslade (who is the interim CFO and Corporate Secretary of Catalyst) would also stand to profit handsomely if Baja was to acquire Catalyst. Mr. Gerald Prosalendis, a director at both Baja and Catalyst, would also receive substantial rewards. Indeed, should Baja acquire Catalyst, which it could do without seeking shareholder approval, current Baja directors and officers would stand to reap millions of dollars in gains.

We believe a transaction with Catalyst, in the absence of independent board oversight, would result in an unfair and unwarranted transfer of Baja's value to Catalyst insiders – who also happen to be Baja insiders – and substantially increase Baja's risk profile. The only low-risk aspect of such a transaction is the significant financial reward that Mr. Greenslade and his family and friends would receive from any such deal.

Two new independent directors who have an "owner driven mindset" are urgently needed to ensure that any transaction brought by management or an outside party is assessed solely on its potential to create compelling and confirmed value for all Baja shareholders and not just for its insiders.

The Baja Board Is Beholden To Mr. Greenslade

Our concerns regarding Catalyst are compounded by an ongoing pattern of poor governance and self-dealing at Baja, much of which stems from the conduct of its own CEO. Mr. Greenslade seems to have unchecked influence over the current board because, we suspect, either they are his long-time allies and are deeply entrenched to his agenda, or because they are fearful to oppose him.

Consider the following:

- **Interlocking and Handpicked Directors** - In May 2011, two long-time directors of Baja were not nominated for re-election after, we understand, they objected to Mr. Greenslade assuming the role of President, CEO and Director of Catalyst. The objections of these directors are understandable because Catalyst is a competitor and Baja requires and deserves full-time management. The directors who challenged Mr. Greenslade's behaviour were replaced by Mr. François Marland and Mr. Prosalendis, who are interlocking directors with Mr. Greenslade at Yukon-Nevada Gold Corp. and Catalyst, respectively. In addition, another director handpicked by Mr. Greenslade was appointed to the board, Mr. Giles Baynham. As we describe in detail in the Proxy Circular, they have all demonstrated a pattern of looking out for each other's interests.

- **Stock Options for Loyalty** - After Messrs. Prosalendis, Marland and Baynham joined the board, they were promptly appointed as the only 3 members of the Baja Compensation Committee, which sets Mr. Greenslade's compensation. At the first board meeting, just hours after the 2011 Annual General Meeting at which shareholders approved a stock option plan that was promoted by Mr. Greenslade as being essential to hire senior management candidates and key personnel, Messrs. Prosalendis, Marland and Baynham were awarded 2,250,000 options in the aggregate. The awards to Messrs. Prosalendis, Marland and Baynham are grossly disproportionate to what independent directors would customarily receive and were certainly not awarded on merit as they had yet to make any discernable contribution to the company's success. Fully 43% of the options then available for grant under the stock option plan went to Mr. Greenslade and his friends on the board, with only 27% of those available going to the actual operating management of Baja.

- **Disregard of Baja Corporate Charter** - During the same month, Mr. Greenslade was named chairman of Baja in breach of the company's own board charter, which clearly states:

  > *"[i]n order to carry out its fiduciary duty, as well as its duty of care and loyalty to the Company and its shareholders, the members of the Board will...annually appoint an independent director as Chair of the Board."*

  In addition, we believe that Mr. Greenslade used the support of his newly enriched friends to orchestrate a separation of the nominating and governance committees. He was then appointed to the Nominating Committee, which chooses directors to serve on the board, further cementing his control over Baja. These actions were a breach of the most basic of governance principles.

- **Conflicted, Under-qualified and Overpaid Corporate Secretary** - Ms. Kendra Low, one of Mr. Greenslade's daughters, is Baja's Corporate Secretary. Ms. Low has been unduly enriched by her father and the board. In 2010, Ms. Low received the extraordinary compensation package of $725,000, and in 2011 was awarded an $800,000 golden parachute – making her one of the highest paid corporate secretaries in Canada. She now has received options for a total of at least 1,300,000 Baja common shares. Of course, her father's majority-controlled Compensation Committee, who Mr. Greenslade helped enrich through stock options, enhanced Ms. Low's compensation package. Ms. Low continues in her position as Corporate Secretary of Baja, notwithstanding the recent approval of an anti-nepotism policy by the board after Mount Kellett first raised the issue.

- **Expanding Golden Parachutes** - The board continues to rubber-stamp Mr. Greenslade's enrichment schemes. Mr. Greenslade's golden parachute was recently expanded by $680,000 to $1,980,000. His daughter also recently received a 21% increase in her salary and target bonus and a 42% increase in her golden parachute.

These examples clearly show governance failures and Mr. Greenslade's extraordinary influence over Baja's board – to the point where, instead of the chief executive reporting to the directors, as is normal practice, the board in effect reports to Mr. Greenslade. We believe that under Mr. Greenslade's command, the board is turning a blind eye to self-dealing, condoning nepotism, and failing in its fiduciary obligation to all shareholders.

The Board Fails To Understand That There Is A Problem

Case in point is the feeble reaction of the board to our requisition for a special meeting of shareholders to elect two new independent directors. In December 2011, we filed a requisition seeking an expansion of the board, a cap on stock options and several non-binding ordinary resolutions dealing with conflicts of interest and improved independence practices, all to address readily apparent corporate governance failings.

Baja's response was to publicly announce the adoption of select policies to address some of the transgressions we brought to the spotlight. However, this is the same board that condoned breaches of its own corporate charter and **allowed brand new directors to enrich themselves with huge option grants**. We reject the board of Baja's announced governance initiatives as wholly inadequate to prevent the continuation of the self-dealing, lack of independence and poor oversight of the board. **What shareholders need and deserve are independent directors who will make sure that the board functions as a proper steward on behalf of all shareholders.**

Shareholders Need To Take Action To Protect Their Investment

The need for action is increasingly urgent. We believe that the market value of the company does not reflect the substantial value of the Boleo project. Failing to place truly independent, determined individuals on the board could seriously jeopardize the project's potential benefit to shareholders.

We propose the election of Mr. Stephen Lehner and Mr. Lorie Waisberg, who will represent a small minority of the board, to help ensure that the company is run for the good of all shareholders and not for the private benefit of the CEO, his family and handpicked directors. Messrs. Lehner and Waisberg, acting as true fiduciaries for the company and not as pawns in what has effectively become Mr. Greenslade's family office, will be in a position to bring transparency, honesty, and ethics to all aspects of Baja's business. Once elected, Mr. Lehner and Mr. Waisberg will work with the other directors to enhance and

maintain corporate governance and management oversight. They will work for all shareholders, large and small.

Mount Kellett Is NOT Pursuing A Takeover Of Baja

As we publicly stated in our press release of February 13, 2012, Mount Kellett is not interested in pursuing a takeover of Baja. We have become a significant minority investor because of our fundamental belief in the value of the Boleo project. We have twice proposed to enter into standstill agreements, most recently in January 2012, in exchange for appropriate governance changes at Baja, but have not once received interest from the company. In fact, if Mr. Greenslade had concerns about Mount Kellett's intentions, it is surprising that neither he nor the board requested a standstill agreement as part of the public proposal disclosed by Baja on January 12, 2012.

Baja's baseless smokescreen and fear mongering that Mount Kellett is intending a creeping takeover is meant to distract shareholders from the key issue: Baja's board has proven itself incapable of providing good corporate governance or oversight of management. The board has rejected true independent oversight and has unfairly mischaracterized Mount Kellett's good faith actions to protect value for all shareholders.

Elect Two New Independent Directors Committed To Acting In Your Interest

We view Mr. Greenslade's desire to have Baja pursue a transaction with Catalyst as extremely risky, particularly without appropriate oversight by truly independent directors. It is now up to all shareholders to protect their investment in Baja by electing two new independent directors whose primary agenda will be to help the company realize the full potential of the Boleo project and to work with the board to reset, and then maintain, the company's governance practices.

For more information please visit www.ShareholdersForBaja.com.

We look forward to your support.

PLEASE VOTE YOUR BLUE PROXY IN SUPPORT OF THE SHAREHOLDER NOMINEES.

Sincerely,

Jonathan Fiorello
Chief Operating Officer
Mount Kellett Capital Management LP

PROXY CIRCULAR

TO BE USED IN CONNECTION WITH THE SPECIAL MEETING
OF HOLDERS OF COMMON SHARES OF

BAJA MINING CORP.

TO BE HELD ON APRIL 3, 2012

FOR THE SOLICITATION OF PROXIES BY AND ON BEHALF OF

MOUNT KELLETT CAPITAL MANAGEMENT LP

in its capacity as Investment Manager of Mount Kellett Master Fund II-A, L.P.

RECOMMENDATION TO SHAREHOLDERS

Mount Kellett recommends that you send a message to the board by voting:

- ✓ **FOR The resolution to remove Giles Baynham and Gerald Prosalendis as directors of Baja, helping to reduce the tangled web of conflicts and self-dealing on the Baja board.**
- ✓ **FOR The resolution to increase the size of the board to 9, making room for 2 new independent shareholder nominees to join the board.**
- ✓ **FOR The election of Stephen Lehner and Lorie Waisberg as new independent directors of Baja to increase governance and oversight on behalf of all shareholders.**
- ✓ **FOR The stock option plan amendment resolution to make the Baja stock option plan compliant with recognized governance standards.**

In order to be deposited with Baja's registrar and transfer agent in time to be used at the meeting, your BLUE proxy must be received by Kingsdale Shareholder Services Inc. prior to 7:00 a.m. (Vancouver time) on March 30, 2012.

You may vote to support these initiatives even if you have previously deposited a proxy in support of management.

These securityholder materials are being sent to both registered and non-registered owners of securities. If you are a non-registered owner, and have had these materials sent directly to you, your name and address and information about your holdings of securities have been obtained in accordance with the applicable securities regulatory requirements from the intermediary holding on your behalf.

KINGSDALE
Shareholder Services Inc.

Telephone Toll Free: 1-888-518-1562 Outside North America Call Collect: 1-416-867-2272
Toll Free Fax: 1-866-545-5580
Fax: 416-867-2271

TABLE OF CONTENTS

PROXY CIRCULAR

This proxy circular (the "Circular"), dated February 22, 2012, and the accompanying **BLUE** form of proxy, are provided to you in connection with the solicitation of proxies by and on behalf of Mount Kellett Capital Management LP, in its capacity as investment manager of Mount Kellett Master Fund II-A, L.P. (together, "Mount Kellett"), the largest shareholder of Baja Mining Corp. ("Baja", the "Corporation" or the "company"), to be used at the special meeting of holders of common shares (the "Common Shares") of Baja, scheduled to be held at 10:00 a.m. (Vancouver time) on Tuesday, April 3, 2012, at Oceanview Suite 4, Pan Pacific Hotel, 999 Canada Place, Vancouver, British Columbia and at any and all adjournments or postponements thereof (the "Meeting").

This solicitation of proxies is made by Mount Kellett. This solicitation of proxies is NOT made by or on behalf of management of Baja.

The Corporation has previously sent you a management information circular dated February 3, 2012 (the "Management Circular") and a management form of proxy (the "Management Proxy"). To support increased governance and oversight at Baja, only use the **BLUE** form of proxy enclosed with this Circular. **If you previously returned a Management Proxy, you have the right to change your vote**. To do so, simply sign, date and return the **BLUE** form of proxy. A timely delivered, later dated **BLUE** form of proxy supersedes a previously completed Management Proxy.

Mount Kellett is soliciting proxies in support of:

- Helping to reduce the tangled web of conflicts and self-dealing on the Baja board by removing Mr. Giles Baynham and Mr. Gerald Prosalendis as directors;
- Making room for 2 new independent shareholder nominees to join the board by increasing the size of the board to 9;
- Increasing governance and oversight on behalf of all shareholders by electing Mr. Stephen Lehner and Mr. Lorie Waisberg as new independent directors of Baja; and
- Amending the Baja stock option plan to make it compliant with recognized governance standards.

RECOMMENDATION TO SHAREHOLDERS:

MOUNT KELLETT RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE MATTERS OUTLINED IN THIS CIRCULAR (AND ACCOMPANYING BLUE FORM OF PROXY) AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 3, 2012.

BACKGROUND AND REASONS FOR THIS SOLICITATION

UNCOVERING A SIGNIFICANT RISK TO BAJA SHAREHOLDERS

Like you, Mount Kellett is a strong believer in the potential of Baja and the Boleo project, the company's large, high-grade, long-life copper deposit located in Baja California Sur, Mexico. This primary copper asset represents significant potential value for all shareholders who support its development and growth. **That is why we have invested more than $80,000,000 in Baja.**

The Success of the Boleo Project Should be Baja's Primary Focus

We have asked for a shareholders' meeting and are seeking your support because we have significant and well-founded concerns that the board and management have become distracted with their own personal agendas and enrichment. They do so at a time when they should maintain discipline and focus on the development and growth of the Boleo project so that its full value can be realized.

We are particularly concerned that, at the cusp of bringing the Boleo project online, Baja management intends to pursue a related party transaction with a high-risk early stage copper company, Catalyst Copper Corp. ("Catalyst"), which is listed on the TSX Venture Exchange (TSXV: CCY.V). Catalyst has optioned a speculative exploration asset in Mexico that will likely cost hundreds of millions of dollars to bring online. In fact, we understand that Baja management has already sought approval to invest Baja's money in this unproven enterprise – at a time when Baja itself is not yet generating revenue.

Catalyst's principal attraction seems to be its connection with select members of Baja's management and board, who own a combined 6 percent of Catalyst – far more than they own of Baja itself. Baja CEO, Mr. John Greenslade, is also the CEO of Catalyst and a major shareholder and director in the company – with compensation of $300,000 in 2011 paid by Catalyst and a minimum $360,000 golden parachute. Mr. Greenslade became CEO of Catalyst over the strong objections of some of the prior members of the Baja board who were subsequently not nominated by Baja for reelection at the 2011 Annual General Meeting.

The Board is Rife with Conflicts That Advantage Mr. Greenslade and His Family and Friends

With No Independent Oversight, Shareholders Risk Losing Substantial Value

Baja's corporate governance is a morass of conflicts with John Greenslade, the CEO, and his handpicked directors at the centre. The web of relationships between Mr. Greenslade, his family, the directors he selected to join the board in 2011 and their affiliates is illustrated below.

John Greenslade's Web of Conflicts


Kendra Low
Daughter
VP Admin. & Corporate Secretary $725,493 (2010) $330,417 (2011)
John Greenslade
CEO, President & Director $220,192 (2010) $296,400 (2011)
Catalyst Copper
VP Exploration/ Director $178,013 (2010)** $342,923 (2011)**
Yukon-Nevada Gold
Director/Chairman $256,045 (2010)
CEO, President & Director $2,387,500 (2010) $1,136,058 (2011)
Terry Hodson
General Manager Geology
Director/ Vice Chairman $1,802,305 (2010)
Director $468,665 (2011)
François Marland
Director $54,197 (2010) $87,300 (2011)
Gerald Prosalendis
BAJA MINING
Director $473,040 (2011)
Endeavour Assisted with 2010 Financing (CDN $10 MM Private Placement)
CEO, President & Director
Endeavour Advised on 2010 US $823 MM Debt Facilities
Minterra Resource
Daughter
Director $54,197 (2010) $87,300 (2011)
Endeavour Financial
Gordon Keep
Was Managing Director Corporate Finance
Corporate Secretary
Director
Director $498,750 (2010) $71,625 (2011)
Director $481,620 (2011)
Was Director Debt Finance
Denby Greenslade
Graham Thody
Giles Baynham
Corporate Secretary & Interim CFO $89,525 (2010) $213,791 (2011)
Legend
Father-Daughter Relationship
Corporate Relationship

*Unless otherwise specified, dollar amounts relate to total compensation for 2010 and 2011 fiscal years, as publicly disclosed.

**Mr. Hodson's compensation includes both amounts paid by Catalyst to Mr. Hodson and amounts that are paid to Baja by Catalyst (as reimbursement) for Mr. Hodson's services.

As a result, the Baja board has a majority of directors who are pre-disposed to act at the whim of Mr. Greenslade for both economic and personal reasons.

Baja Shareholders Urgently Need New Independent Directors To Protect Their Interests

For the many reasons we explain in this Circular, the need for better governance and stronger oversight at Baja is clear. Accordingly, we have proposed the following:

- **Change In Board** - either remove two incumbent directors or increase the number of directors of Baja to 9 to allow for the election of Messrs. Stephen Lehner and Lorie Waisberg to the board – two qualified, independent director nominees with an "owner driven mindset," committed to acting in the best interests of all Baja shareholders.

- **Stock Option Plan Amendments To Meet Recognized Governance Standards** - amendments to Baja's stock option plan to provide for limits on non-executive director participation and to require shareholder approval for changes to the plan that increase the number of shares reserved for issuance, reduce the exercise price of non-insider options, permit options to be transferable or assignable, or amend the plan's amendment provision.

Without immediate change at the board level, we believe **Baja management will continue to pursue a risky and self-serving agenda** that will lead to serious and costly consequences.

In addition to the foregoing, on December 16, 2011, we requisitioned proposals for the company to adopt policies to enhance corporate governance. Our requisitioned proposals included a majority voting policy, heightened director independence requirements, restrictions on related party transactions and an anti-nepotism policy. In response to our demands, on December 29, 2011, the board adopted policies relating to our corporate governance initiatives. **Given the board's track record, shareholders need independent directors to ensure the implementation of these policies.** Under the current board's interpretation of these policies, each of Gerald Prosalendis, François Marland and Giles Baynham are "independent". As the detailed information in this Circular demonstrates, it is hard to see how the Baja board could appropriately come to that conclusion.

We Urge You Not To Be Misled By Baja And To Evaluate The Record For Yourself

MR. GREENSLADE'S CATALYST PRIORITY AND THE BAJA BOARD COUP

Prior to the 2010 shareholders' meeting, Mr. Greenslade sought approval from the Baja board to join Catalyst as its CEO and director. The board turned him down, judging that allowing him to run a competing copper project while Baja's work was unfinished would not be in the best interests of Baja shareholders. Mr. Greenslade, however, was determined and accepted the role at Catalyst in February 2010 over his board's objections. Moreover, he has recruited Mr. Terry Hodson, Baja's chief geologist, and Mr. Tawn Albinson, Baja's Mexico country head, to moonlight at Catalyst alongside of him, distracting key employees from their principal responsibility to Baja. He even enlisted one of his daughters, Ms. Denby Greenslade, to serve as interim CFO and Corporate Secretary of Catalyst.

Baja's board reacted negatively to Mr. Greenslade's actions and, from our understanding, was close to terminating Mr. Greenslade. However, the board could see that the finish line was in sight for the Boleo project with $823,000,000 in bank financing in place, and decided to allow Mr. Greenslade to remain as

CEO of Baja, lest the project be set back. In return for their efforts to ensure good governance, Mr. Greenslade orchestrated the removal of two of the voices of reason, Mr. Robert Mouat, himself a 3.5% shareholder, geological engineer, and project co-founder and Mr. Ross Glanville, a mining engineer and specialist in the valuation of mining companies and projects with over 35 years of experience.

Mr. Greenslade then replaced Mr. Thomas Ogryzlo with himself as Chairman – in breach of the company's own charter.

Each of these removed directors had been in service to Baja for over 6 years. Baja's board became unrecognizable from the one that had accomplished so much. By the close of the 2011 Annual General Meeting, Mr. Greenslade's board coup was complete: dissenting voices, he hoped, were eliminated.

Exhibit 1. Mr. Greenslade Reshapes His Board

2010 Board Members	2011 Board Members
John Greenslade	John Greenslade (Chairman)
Thomas Ogryzlo (Chairman)	Thomas Ogryzlo
Graham Thody	Graham Thody
Robert Mouat	-
Ross Glanville	-
-	Wolf Seidler
-	François Marland
-	Giles Baynham
-	Gerald Prosalendis

CATALYST IS IN MR. GREENSLADE'S SIGHTS

Catalyst has optioned a 60% interest in the La Verde Project, located in Michoacán State, Mexico, by advancing $6,000,000 to a subsidiary of Teck Resources Ltd. and committing to $10,000,000 of expenditures by the end of 2012. The project is relatively low grade at 0.41% Cu. The project is still in the exploration stage, and, according to Catalyst's corporate presentation, a preliminary economic assessment remains to be completed. The cost to bring the project to production is unknown, but historical comparisons would cause us to believe that the project could require hundreds of millions of dollars to finance – with no guarantee of success.

Mr. Greenslade has expressed an interest in having Baja pursue a transaction with Catalyst on a number of occasions. On December 12, 2011, we received the following update:

- "We had BAJ marketing in London on Thursday and Friday last week. For your reference, below is some information my local colleague picked up in the meetings:

  …Life Beyond Boleo: Likely to use the asset in Catalyst Copper as next project once Boleo is up and running – looking to take a 5% equity stake in CCY but need permission from JV [joint venture partner] to use the $38 million spare cash to do that (requested it recently)."

Mr. Greenslade's interest in pursuing a transaction with Catalyst is of great concern. Our concern is heightened by the extensive overlaps between Baja and Catalyst directors and executives.

Exhibit 2. Baja and Catalyst Interrelated Directors and Executives

Company	Baja (BAJ)	Catalyst (CCY.V)
Location	Mexico	Mexico
Primary Metal	Copper	Copper
Interrelated Directors	John Greenslade CEO, President, Director	John Greenslade CEO, President, Director
	Gerald Prosalendis Director	Gerald Prosalendis Director
	Giles Baynham (Former Endeavour Financial) Director	Gordon Keep (Former Endeavour Financial) Director
	Terry Hodson General Manager – Geology	Terry Hodson VP Exploration, Director
	4 other directors	1 other director
Interrelated Executives	Kendra Low Daughter of John Greenslade Corporate Secretary, VP Admin	Denby Greenslade Daughter of John Greenslade Corporate Secretary, Interim CFO
	Terry Hodson General Manager Geology	Terry Hodson VP Exploration, Director
	Tawn Albinson Managing Director – Mexico	Tawn Albinson Economic Geologist

An acquisition of Catalyst would create significant value to Messrs. Greenslade, Prosalendis and Hodson, and Ms. Denby Greenslade. A cash acquisition of Catalyst at $0.50 per share would result in $9,838,657 in proceeds to these individuals. The same valuation ($0.50 per Catalyst share) in a stock transaction at Baja's current share price of approximately $1 per share would award these four individuals with an aggregate of 9,838,657 shares of Baja. If, subsequent to such an acquisition by Baja, Baja's share price increases to $5 per share – which very well may happen when the Boleo project comes online – **they would realize $49,193,285 of value through their Baja stock, regardless of whether Catalyst proves successful or not.**

Exhibit 3. The Value to Mr. Greenslade and Allies if Catalyst Is Acquired by Baja in Shares

Beneficiary	Catalyst Shares and Options Owned	Value at \$0.50/Catalyst Share[(1)]	Equivalent # of Baja Shares at \$1.00/Share	Value Realized at \$5 per Baja Share
John Greenslade [(2)]	13,000,000	\$6,490,000	6,490,000	\$32,450,000
Denby Greenslade	1,350,000	\$485,000	485,000	\$2,425,000
Gerald Prosalendis	1,375,000	\$497,500	497,500	\$2,487,500
Terry Hodson [(3)]	5,520,314	\$2,366,157	2,366,157	\$11,830,785
Total	**21,245,314**	**\$9,838,657**	**9,838,657**	**\$49,193,285**

(1) Catalyst's share price was \$0.11 as of February 15, 2012; the maximum price since these individuals joined Catalyst was \$0.235 on April 19, 2010. An acquisition price of \$0.50 per Catalyst share would equate to a \$150,047,250 valuation assuming cashless exercise of options and warrants at the weighted average exercise price.

(2) Catalyst shares and options owned include 10,000,000 shares owned through a trust and 500,000 shares owned by Pamela Greenslade over which Mr. Greenslade exercises control or direction; value of stake includes a \$360,000 golden parachute for Mr. Greenslade.

(3) Catalyst shares and options owned include 600,000 shares owned by Kathryn Hodson over which Mr. Hodson exercises control or direction.

It is permissible under stock exchange rules in Canada for Baja to acquire Catalyst without shareholder approval for up to 25% of Baja's shares or for cash almost without limit as to the amount.

For Baja shareholders, we believe that this will result in **value destructive behavior** by Baja's hopelessly entangled board in the form of **dilutive transactions and diversion of Baja's shareholders' cash flows** that would be generated from the Boleo project, once it is online.

THE NEW BAJA DIRECTORS ARE CONFLICTED AND LACK INDEPENDENCE

At the 2011 Annual General Meeting, Mr. Mouat and Mr. Glanville were no longer on the slate. Instead, the slate included three individuals, Mr. Gerald Prosalendis, Mr. François Marland and Mr. Giles Baynham, with long standing business ties to Mr. Greenslade, which make them far from independent.[1]

Mr. Graham Thody, one of the directors who remained on the slate, was a board member for 6 years of the now delisted junior mining company Minterra Resource Corp. ("Minterra"), of which Mr. Greenslade was President, CEO, and director since July 1991. Mr. Thody served with Mr. Greenslade on Minterra's board from July 2002 until at least April 4, 2008, the date of the last management information circular filed on SEDAR before Minterra was delisted.[2]

We describe the conflicts of Messrs. Prosalendis, Marland and Baynham below.

[1] The Canadian Coalition for Good Governance in its 2010 publication entitled "Building High Performance Boards" states that: "Directors must be (and be seen to be) independent of the management they hire and oversee, to give the shareholders who elected them confidence that the board can carry out [their] responsibilities effectively."

[2] Ms. Denby Greenslade also served as an officer of Minterra Resource Corp., and Mr. Rowland Wallenius, current CFO of Baja, also served as CFO of Minterra.

Conflicted Director #1:

Gerald Prosalendis: The Catalyst Connection

Like Mr. Greenslade, Mr. Prosalendis is a director of Baja and Catalyst. Mr. Prosalendis joined the Catalyst board at the same time as Mr. Greenslade, and so had a pre-existing relationship with Mr. Greenslade at the time he was deemed by Mr. Greenslade to be a worthy candidate for the Baja board.

As described above, we are very concerned that Baja has stated its interest in pursuing a transaction with Catalyst, a transaction that would personally benefit Mr. Prosalendis and Mr. Greenslade, as well as others including Mr. Terry Hodson (Baja's General Manager – Geology and a director of Catalyst), Mr. Tawn Albinson (Baja's Managing Director – Mexico and Economic Geologist of Catalyst) and Ms. Denby Greenslade (Mr. Greenslade's daughter and the interim CFO and Corporate Secretary of Catalyst).

Mr. Prosalendis and Mr. Greenslade's interconnections are documented below.

Exhibit 4. The Catalyst Relationship

Company	Date	Event [1]
Catalyst	Feb 2, 2010	Messrs. Greenslade, Prosalendis and Hodson are elected to the Catalyst board: • All three have current connections with Baja
Catalyst	Feb 2, 2010	• Mr. Greenslade assumes the role of President and CEO of Catalyst • Mr. Hodson assumes the role of VP Exploration • Ms. Denby Greenslade assumes the role of Corporate Secretary and Interim CFO of Catalyst
Catalyst	Year ended May 31, 2010	• Mr. Greenslade receives 1,500,000 Catalyst options ($162,592) • Mr. Prosalendis receives 500,000 Catalyst options ($54,197) • Ms. Denby Greenslade receives 500,000 Catalyst options ($54,197) • Mr. Hodson receives 1,050,000 Catalyst options ($123,235)
Catalyst	Year ended May 31, 2011	• Mr. Greenslade receives 1,000,000 Catalyst options ($116,400) • Mr. Prosalendis receives 750,000 Catalyst options ($87,300) • Ms. Denby Greenslade receives 750,000 Catalyst options ($87,300) • Mr. Hodson receives 1,450,000 Catalyst options ($168,780)
Baja	May 25, 2011	Mr. Prosalendis joins the board of Baja, where he sits on the Compensation Committee
Baja	May 25, 2011	Mr. Prosalendis receives 750,000 Baja options ($441,665)
Baja	June 21, 2011	Mr. Greenslade receives 500,000 Baja options ($263,391)

(1) All dollar values are Black Scholes valuation at the time of grant.

The economic value of this intertwining board participation between Mr. Greenslade and Mr. Prosalendis alone (excluding both daughters of Mr. Greenslade - Ms. Kendra Low at Baja and Ms. Denby Greenslade at Catalyst) is as follows:

- Since joining each other's boards, *excluding* the cash payments and salaries paid to each of them as directors or executives of Baja and Catalyst, Mr. Prosalendis has received $583,162 in value from options per Black Scholes valuations at the time of issue.
- Mr. Greenslade has received $542,383 in value from options per Black Scholes valuation at the time of issue.
- If Baja's share price increases to $5 per share and attaching only the Black Scholes valuation to the Catalyst options, Mr. Prosalendis will have received $3,043,997 in value from Baja and Catalyst options, and Mr. Greenslade will have received $2,253,992 in value.

Exhibit 5. The Prosalendis/Greenslade Trade[(1)]

	Baja Share Price				
	$2.00	**$3.00**	**$4.00**	**$5.00**	**$6.00**
Mr. Prosalendis					
Baja Options	750,000	750,000	750,000	750,000	750,000
Baja Exercise Price	$1.13	$1.13	$1.13	$1.13	$1.13
Catalyst Option Value [(2)]	$141,497	$141,497	$141,497	$141,497	$141,497
Baja Option Value	$652,500	$1,402,500	$2,152,500	$2,902,500	$3,652,500
Value of Options	**$793,997**	**$1,543,997**	**$2,293,997**	**$3,043,997**	**$3,793,997**
Mr. Greenslade					
Baja Options	500,000	500,000	500,000	500,000	500,000
Baja Exercise Price	$1.05	$1.05	$1.05	$1.05	$1.05
Catalyst Option Value [(2)]	$278,992	$278,992	$278,992	$278,992	$278,992
Baja Option Value	$475,000	$975,000	$1,475,000	$1,975,000	$2,475,000
Value of Options	**$753,992**	**$1,253,992**	**$1,753,992**	**$2,253,992**	**$2,753,992**

(1) Excludes cash compensation to Mr. Prosalendis and Mr. Greenslade from Catalyst and Baja.
(2) Per Catalyst's circular, at Black Scholes valuation at date of grant.

Mr. Prosalendis and Mr. Hodson, as members of the Catalyst board, are responsible for setting the full-time salary of Mr. Greenslade and his daughter, Ms. Denby Greenslade. Mr. Prosalendis, after being installed by Mr. Greenslade on the Baja board, received 750,000 options and is now a member of the Baja Compensation Committee, which sets the compensation package at Baja for Mr. Greenslade and his daughter, Ms. Kendra Low.

The board of Baja has somehow concluded that, **notwithstanding this web of self-dealing**, Mr. Prosalendis is independent and is qualified to sit on the Compensation Committee of Baja.

Conflicted Director #2:

François Marland: The Yukon-Nevada Gold Connection

Mr. Marland, along with other European interests, controls a gold company called Yukon-Nevada Gold Corp. (TSX:YNG) ("Yukon-Nevada"). Mr. Marland and his group acquired a 43% initial stake in the struggling project in 2008 and exercise substantial control over that company and its board. Mr. Greenslade joined Yukon-Nevada as Chairman in May 2010, where he sits on its Compensation Committee. Of course, Mr. Marland sits on Baja's Compensation Committee, where he approves the compensation of Mr. Greenslade and his daughter. Mr. Marland's and Mr. Greenslade's interconnections are documented below.

Exhibit 6. The Yukon-Nevada Relationship

Company	Date	Event[1]
Yukon-Nevada	2008	Mr. Marland, along with other European interests, acquire a 43% interest in Yukon-Nevada[2]
Yukon-Nevada	May 13, 2010	Mr. Greenslade joins the board of Yukon-Nevada
Yukon-Nevada	-	Mr. Greenslade joins the Yukon-Nevada Compensation Committee
Yukon-Nevada	July 2, 2010	Mr. Marland joins the board of Yukon-Nevada
Yukon-Nevada	July 15, 2010	A few days after joining Yukon-Nevada's board, Mr. Marland receives 9,000,000 Yukon-Nevada options (almost 1% of the company, worth $1,791,305), 9 times more than any other director. Mr. Greenslade receives 1,000,000 Yukon-Nevada options ($221,045)
Baja	May 25, 2011	Mr. Marland joins the board of Baja, where he sits on the Compensation Committee
Baja	May 25, 2011	Mr. Marland receives 750,000 Baja options ($441,665)
Baja	June 21, 2011	Mr. Greenslade receives 500,000 Baja options ($263,391)

(1) All dollar values are Black Scholes valuation at the time of grant.
(2) Source: François Marland.

The economic value of this interlocking relationship is as follows:

- Since joining one another's boards, *excluding* the cash payments and salaries paid to Mr. Marland and Mr. Greenslade as directors or executives of Baja and Yukon-Nevada, Mr. Marland has received $2,232,970 in value from options per Black Scholes valuation at the time of issue.

- Mr. Greenslade has received $484,436 in value from options per Black Scholes valuation at the time of issue.

- If Baja's share price increases to $5 per share, Mr. Marland will have received $4,693,805 in value from Baja and Yukon-Nevada options, and Mr. Greenslade will have received $2,196,045 in value.

Exhibit 7. The Marland/Greenslade Trade[1]

	Baja Share Price				
	$2.00	**$3.00**	**$4.00**	**$5.00**	**$6.00**
Mr. Marland					
Baja Options	750,000	750,000	750,000	750,000	750,000
Baja Exercise Price	$1.13	$1.13	$1.13	$1.13	$1.13
Yukon-Nevada Option Value[2]	$1,791,305	$1,791,305	$1,791,305	$1,791,305	$1,791,305
Baja Option Value	$652,500	$1,402,500	$2,152,500	$2,902,500	$3,652,500
Value of Options	**$2,443,805**	**$3,193,805**	**$3,943,805**	**$4,693,805**	**$5,443,805**
Mr. Greenslade					
Baja Options	500,000	500,000	500,000	500,000	500,000
Baja Exercise Price	$1.05	$1.05	$1.05	$1.05	$1.05
Yukon-Nevada Option Value[2]	$221,045	$221,045	$221,045	$221,045	$221,045
Baja Option Value	$475,000	$975,000	$1,475,000	$1,975,000	$2,475,000
Value of Options	**$696,045**	**$1,196,045**	**$1,696,045**	**$2,196,045**	**$2,696,045**

(1) Excludes cash compensation to Mr. Marland and Mr. Greenslade from Yukon-Nevada and Baja.
(2) Per Yukon-Nevada's circular, at Black Scholes valuation at date of grant.

Of course, these numbers exclude the generous compensation to Mr. Greenslade's daughter, Ms. Kendra Low, which Mr. Marland approves as a member of Baja's Compensation Committee.

The bottom line is that, at Baja, Mr. Marland approves the compensation of Mr. Greenslade and his daughter and, at Yukon-Nevada, Mr. Greenslade approves the compensation of Mr. Marland and his management team.

The board of Baja has somehow concluded that, **notwithstanding this web of self-dealing**, Mr. Marland is independent and qualified to sit on the Compensation Committee of Baja.

Conflicted Director #3:

Giles Baynham: The Endeavour Connection

The third handpicked new director, Mr. Giles Baynham, is a former Endeavour Financial Corp. ("Endeavour Financial") executive who is also currently the President of CB Gold Inc. ("CB Gold"), a company run by former Endeavour Financial executives.

Exhibit 8. Endeavour/Catalyst Relationship

Company	Date	Event[1]
Catalyst	Jan 2001 – July 2007	Mr. Gordon Keep is Managing Director of Corporate Finance at Endeavour Financial
Catalyst	April 25, 2008	Mr. Keep joins board of Catalyst
Baja	May 2003 – June 2008	Mr. Baynham is Director – Debt Finance at Endeavour Financial
Catalyst	Feb 2, 2010	Catalyst options the La Verde copper project: • Mr. Greenslade, Mr. Prosalendis, and Mr. Hodson join Mr. Keep on the Catalyst board, and Ms. Greenslade joins as Corporate Secretary and Interim CFO • Catalyst is funded via a private placement by Endeavour Mining pursuant to which it owns 13.53% of Catalyst upon exercise of options and warrants
Baja	March 2005 – 2011	Endeavour Financial provides advisory services to Baja and Endeavour Mining provides financing to Baja
Baja	May 25, 2011	Mr. Baynham joins the board of Baja, where he sits on the Compensation Committee
Baja	May 25, 2011	Mr. Baynham receives 750,000 Baja options ($441,665)
Baja	June 21, 2011	Mr. Greenslade receives 500,000 Baja options ($263,391)
Catalyst	Aug 18, 2011	Radcliffe Foundation, an entity controlled by the founder of Endeavour Mining, discloses an investment in Catalyst
Catalyst	Feb 3, 2012	Radcliffe Foundation's disclosed interest in Catalyst increases to 20.39% on a partially diluted basis as of Feb 3, 2012[2]

(1) All dollar values are Black Scholes valuation at the time of grant.
(2) As disclosed in Radcliffe Foundation's early warning report dated February 3, 2012, which takes into account warrants and options acquired.

Mr. Baynham's connection with Endeavour Financial is relevant for several reasons:

- Baja has been advised by Endeavour Financial since March 2005, and received bridge loans from Endeavour Mining Capital Corp. in 2007 and 2008.
- Endeavour Mining funded Catalyst's initial acquisition of the La Verde copper project in Mexico in February 2010, simultaneously with the appointment of Mr. Greenslade, Mr. Prosalendis, and others related to Mr. Greenslade and Baja to the Catalyst board and as executive officers of Catalyst.
- Radcliffe Foundation, together with another company, each under the control of the founder of Endeavour Mining, today owns 20.39% of Catalyst on a partially diluted basis.
- Catalyst also has a former Endeavour Financial employee on the board, Mr. Gordon Keep.

The magnitude of the economic value exchanged between Mr. Baynham and Mr. Greenslade is significant:

- Mr. Baynham was awarded $441,665 in Baja options per Black Scholes valuation at the time of issue upon his election to the board, and approved options worth $263,391 per Black Scholes valuation at the time of issue to Mr. Greenslade the following month.

- If Baja's share price increases to $5 per share, Mr. Baynham will have received $2,902,500 in value from Baja options, and Mr. Greenslade will have received $1,975,000 in value.

Exhibit 9. The Baynham/Greenslade Trade[(1)]

	Baja Share Price				
	$2.00	**$3.00**	**$4.00**	**$5.00**	**$6.00**
Mr. Baynham					
Baja Options	750,000	750,000	750,000	750,000	750,000
Baja Exercise Price	$1.13	$1.13	$1.13	$1.13	$1.13
Baja Option Value	$652,500	$1,402,500	$2,152,500	$2,902,500	$3,652,500
Mr. Greenslade					
Baja Options	500,000	500,000	500,000	500,000	500,000
Baja Exercise Price	$1.05	$1.05	$1.05	$1.05	$1.05
Baja Option Value	$475,000	$975,000	$1,475,000	$1,975,000	$2,475,000

(1) Excludes cash compensation to Mr. Baynham and Mr. Greenslade from Baja.

Moreover, under Mr. Baynham's guidance as lead director and most recently as Chairman, the Baja board has disregarded its own policies, and he has permitted large option grants to himself and other new directors, and grudgingly accepted a policy of anti-nepotism after intense shareholder pressure, only to fail to live up to its precepts.

The board of Baja has somehow concluded that **notwithstanding this web of self-dealing**, Mr. Baynham is independent and is qualified to sit on the Compensation Committee of Baja.

THE ECONOMIC COST OF THE GREENSLADE WEB

The economic cost of this web of interlocking relationships is as follows: since joining one another's boards, in a short 18 month period, Messrs. Greenslade, Marland, Baynham, and Prosalendis have exchanged more than $4,000,000 in value from options per Black Scholes valuation at the time of grant. This amount *excludes* the cash payments and salaries paid to them as directors or executives of Baja, Yukon-Nevada, and Catalyst.

As shown in Exhibit 10, should Baja's share price increase to $5 per share, the total value transfer will be in excess of $13,000,000 between these four individuals.

Exhibit 10. The Potential Value Exchanged in the Greenslade Web

		Baja Share Price				
	Black Scholes(1)	$2.00	$3.00	$4.00	$5.00	$6.00
Catalyst Option Value (2)	$141,497	$141,497	$141,497	$141,497	$141,497	$141,497
Baja Option Value	$441,665	$652,500	$1,402,500	$2,152,500	$2,902,500	$3,652,500
Value to Mr. Prosalendis	$583,162	$793,997	$1,543,997	$2,293,997	$3,043,997	$3,793,997
Yukon-Nevada Option Value (2)	$1,791,305	$1,791,305	$1,791,305	$1,791,305	$1,791,305	$1,791,305
Baja Option Value	$441,665	$652,500	$1,402,500	$2,152,500	$2,902,500	$3,652,500
Value to Mr. Marland	$2,232,970	$2,443,805	$3,193,805	$3,943,805	$4,693,805	$5,443,805
Value to Mr. Baynham (3)	$441,665	$652,500	$1,402,500	$2,152,500	$2,902,500	$3,652,500
Catalyst Option Value (2)	$278,992	$278,992	$278,992	$278,992	$278,992	$278,992
Yukon-Nevada Option Value (2)	$221,045	$221,045	$221,045	$221,045	$221,045	$221,045
Baja Option Value	$263,391	$475,000	$975,000	$1,475,000	$1,975,000	$2,475,000
Value to Mr. Greenslade	$763,428	$975,037	$1,475,037	$1,975,037	$2,475,037	$2,975,037
Total Value Exchange Between Mr. Greenslade and the New Directors	**$4,021,225**	**$4,865,339**	**$7,615,339**	**$10,365,339**	**$13,115,339**	**$15,865,339**

(1) Black Scholes valuation at date of grant.
(2) Per Catalyst's and Yukon-Nevada's circulars, at Black Scholes valuation at date of grant.
(3) Baja Option Value.

POOR GOVERNANCE AND THE ENRICHMENT OF MR. GREENSLADE'S FAMILY AND FRIENDS

Once Mr. Greenslade's handpicked and conflicted board members were in place and having cemented his control of the board, Mr. Greenslade proceeded to move quickly:

Disregard for Baja's Corporate Charter and Policies

- After the 2011 Annual General Meeting, Mr. Greenslade was "appointed" Chairman, in a stealth manner and in flagrant breach of Baja's own Charter.

The Baja board Charter states that:*"[i]n order to carry out its fiduciary duty, as well as its duty of care and loyalty to the Company and its shareholders, the members of the Board will...annually appoint an independent director as Chair of the Board."*

The Charter also states flatly: *"The Board Chair will be independent as defined by National Instrument 52-110,"* precluding Mr. Greenslade from being Chair while CEO of Baja. It did not matter to the board or Mr. Greenslade: Mr. Greenslade was elected Chairman.

There was neither a press release, nor any mention of this major action in the quarterly financial report.

The company now asserts that, "after a familiarization period, and when his time permitted, Mr. Baynham was always intended to graduate to board Chair." That "time" came in December 2011, after Mount Kellett exposed the breach of the Baja board Charter in its requisition for a shareholders meeting. If those were the facts, why did Mr. Thomas Ogryzlo, the longtime Baja board Chairman, who had overseen two major Baja financings, step down prematurely? Moreover, given Mr. Baynham's recent elevation to President of CB Gold, the notion that Mr. Baynham's elevation was planned for "when his time permitted" lacks credibility.

- After the 2011 Annual General Meeting, the Nominating and Corporate Governance Committee was split into two separate committees.

- Mr. Greenslade was then appointed to the Nominating Committee.

Once again, the board was willing to ignore the company's charters in a fashion convenient to suit the needs of insiders. In this case, the desire appears to be to maintain a fiction of an independent corporate governance committee while allowing Mr. Greenslade a seat at the table in selecting board nominees. This matter obviously was very important to him given his past experience with the opposition of now replaced board members.

The appointment of Mr. Greenslade to the Nominating Committee is particularly offensive as the 2011 Management Proxy Circular for the Annual General Meeting takes pains to state that "All members of the Nominating and Corporate Governance Committee are independent directors."

Stock Options for Loyalty

In April 2011, Mr. Greenslade was waging a private war with shareholders who opposed the company's proposed stock option plan, which was not endorsed by Institutional Shareholder Services ("ISS"). At the direct personal request of Mr. Greenslade, and despite the recommendation from ISS to the contrary, we supported all of management's recommendations for the 2011 Annual General Meeting. Our record date ownership of 11.9% tipped the balance and 57.4% of voting shareholders supported the non-compliant option plan. Knowing then what we know today, we would have voted against the plan, which would have resulted in 64.2% of votes against the management stock option plan.

Mr. Greenslade's personal campaign to approve the stock option plan is highlighted below in his email to Mr. Stephen Lehner of Mount Kellett on May 11, 2011:

"Steve, As you may know we are required by the Toronto Stock Exchange to have our stock option plan re-approved by shareholders every 3 years. It is on the agenda (and proxy) for the upcoming meeting. On the basis of proxies received to date it will be defeated. We have retained a proxy solicitation firm to try and get this approved. ***The key compensation for a lot of prospective senior management candidates is the ability to participate in the upside potential of the shares through option positions. We are currently negotiating to hire a number of key personnel (including COO for operations as well as Mine and Process plant managers).*** *I do not know how many shares Mt Kellett held as of the record date (April 5th), but if you have not voted we would appreciate it if you could vote in favour of this item. If you need assistance voting please advise and I can have our staff assist." [Emphasis added]*

Acting in good faith, we voted to approve the stock option plan at Mr. Greenslade's request. Had we known then what we know now - that Mr. Greenslade's concern for attracting key personnel through incentives was just a smoke screen - we would not have voted to approve the plan. Here's what happened:

Mr. Greenslade's "Key Personnel"

Hours after approval at the 2011 Annual General Meeting, the newly composed board handed out millions of options, not to "senior management candidates" or "key personnel" as represented in the email above, but to Mr. Greenslade's newly handpicked and conflicted directors, as shown below.

Exhibit 11. The Enrichment of "Key Personnel"

Name	Role	Grant Date	#Options	% Total
François Marland (1)	Director	5/25/11	750,000	11.6
Giles Baynham (1)	Director	5/25/11	750,000	11.6
Gerald Prosalendis (1)	Director	5/25/11	750,000	11.6
John Greenslade	CEO, Director	6/21/11	500,000	7.8
Total Directors			**2,750,000**	**42.7%**
Mike Shaw	COO – Outgoing	6/21/11, 1/27/12	100,000	< 1.6
Adam Wright	COO – Incoming	12/2/11	900,000	14.0
Charles Hennessey	VP Operations	12/5/11	750,000	11.6
Total "Key Personnel"			**1,750,000**	**27.1%**
Unallocated			1,948,558	30.2
Total Options			**6,448,558(2)**	**100.0%**

(1) After the 2011 Annual General Meeting, Messrs. Marland, Baynham, and Prosalendis were appointed as the only members of Baja's Compensation Committee.
(2) Baja interim financial statements for the period ended March 31, 2011.

As of March 31, 2011, the board of Baja had issued 26,148,750 stock options. The authority to issue an additional 6,448,558 stock options was set to expire at the 2011 Annual General Meeting and renewal of this authority required shareholder approval at the meeting.

The bottom line is, following the approval from shareholders of the stock option plan, the Compensation Committee and the Baja board distributed 43% of the remaining and desperately needed options to benefit the CEO and new, handpicked directors, misusing a critical resource required to attract and retain the talent needed to build the company.

MR. GREENSLADE'S DAUGHTER WINS THE BAJA LOTTERY

Ms. Kendra Low, Mr. Greenslade's daughter and Baja's VP Administration and Corporate Secretary, has a pay package that is utterly inconsistent with her experience and out of line with compensation levels of corporate secretaries in Canadian public companies.

Ms. Low graduated from the University of British Columbia in 2002 with a Bachelor of Human Kinetics (human kinetics refers to the study and practice of human movement). She joined Baja two years following the completion of her undergraduate degree. Her only known prior employment was as a legal assistant in her father's law firm.

The role of Corporate Secretary is a vitally important function, critical to assisting the board in fulfilling its fiduciary duties. Either Ms. Low is fulfilling the responsibilities of her office, such as shaping board agendas, preparing board materials, sitting in the *in camera* sessions of the independent directors, preparing minutes of board meetings and acting as a liaison to shareholders – in which case Ms. Low's conflicts are a serious fiduciary problem – or because of those very conflicts, Ms. Low is not performing those functions, in which case she should not be in the role of Corporate Secretary. Either way, Ms. Low's position as Corporate Secretary is not tenable.

Exhibit 12. Ms. Low's Baja Winnings

Year	Base	Bonus	Option Awards	Options(1)	Total Compensation
2012	$250,000	$150,000(2)			$400,000
2011	$210,417	$120,000			$330,417
2010	$150,993	$102,000	750,000	$472,500	$725,493
2009	$128,062	$5,741	100,000	$102,640	$236,443
2008	$106,250	$22,730	350,000	$165,000	$293,980
Total Compensation	**$845,722**	**$400,471**	**1,200,000**	**$740,140**	**$1,986,333**
Plus: Change of Control Payment(3)(4)					800,000
Total Compensation Including Change of Control Payment					**$2,786,333**

(1) Black Scholes valuation at date of grant.
(2) Ms. Low's annual incentive is $150,000, based on footnote (3) below.
(3) Ms. Low's change of control payment equals two years' salary ($250,000 x 2 = $500,000) plus 100% of two years' annual incentives ($300,000).
(4) For 2011, Ms. Low's change of control payment was $565,000, representing two years' salary ($200,000 x 2 = $400,000) plus other payable contractual incentives ($165,000).

Exhibit 13. Ms. Low's Projected Winnings

	Baja Share Price				
Target Price	**$2.00**	**$3.00**	**$4.00**	**$5.00**	**$6.00**
Less: Exercise Price (1)	$(0.90)	$(0.90)	$(0.90)	$(0.90)	$(0.90)
Net Price	$1.10	$2.10	$3.10	$4.10	$5.10
# Options	1,200,000	1,200,000	1,200,000	1,200,000	1,200,000
Net Proceeds	$1,320,000	$2,520,000	$3,720,000	$4,920,000	$6,120,000
Plus: Cash Compensation(2)	$845,722	$845,722	$845,722	$845,722	$845,722
Plus: Bonus(3)	$400,471	$400,471	$400,471	$400,471	$400,471
Plus: Change of Control Payment(4)	$800,000	$800,000	$800,000	$800,000	$800,000
Total Compensation	**$3,366,193**	**$4,566,193**	**$5,766,193**	**$6,966,193**	**$8,166,193**

(1) Weighted average exercise price.
(2) Total base salary for years 2008-2012.
(3) Total bonus for years 2008-2012.
(4) Per Baja's Management Circular.

Governance Failure by Reaffirming Ms. Low's Suitability

Mount Kellett's requisition filed on December 16, 2011 included a non-binding resolution to adopt an anti-nepotism policy aimed to address these issues:

> *"Independence – a non-binding resolution that Baja adopt a policy that no person who is a relative of or resides in the same home as a director or officer of the Company may act as a director or officer of Baja or its affiliate without independent director approval."*

On January 3, 2012, Baja announced that its board had adopted the nepotism policy proposed in the requisition. Nevertheless, Ms. Low continues in her role as VP Administration and Corporate Secretary of Baja. The board is continuing to engage in conduct that is not appropriate for a public company.

THE URGENT NEED FOR CHANGE

The need for action is increasingly urgent. We believe that the Boleo project is worth substantially more than the current market value of Baja's shares. Failing to place truly independent, determined individuals on the board could seriously jeopardize the project's potential benefit to shareholders.

- Baja has repeatedly breached its own governance policies and we have no assurances that the current board will follow any of its newly adopted policies.
- We believe that Baja's interlocking directors have their sights set on Catalyst, a company with a high-risk early stage project that is 6% owned by members of Baja's board and management.
    - Baja management recently sought approval to make an investment in Catalyst.

- We believe that Baja shareholders will suffer immediate and substantial dilution under any conceivable acquisition scenario.
- There is no restriction on the amount of cash Baja may use to acquire Catalyst shares. With production and cash flows set to begin in 2013, the risk of Mr. Greenslade and his conflicted directors misdirecting Baja cash to Catalyst's low-grade, high risk exploration project is great.
- If Catalyst is bought by Baja, which of the two Greenslade daughters (Denby or Kendra) will be your Corporate Secretary and CFO?

• Baja's compensation and golden parachutes keep growing.

- For 2012, Mr. Greenslade's golden parachute has increased by $680,000 over 2011.
- For 2012, Ms. Low's salary has increased by 21% and her golden parachute has increased by 42% and now stands at $800,000.

• Baja only chooses to try to correct its governance indiscretions when exposed for what they are.

Absent strong, independent shareholder representation, we expect that the board will continue their entrenched habits of nepotism, self-dealing, and governance failures.

BAJA REACTS TO MOUNT KELLETT'S REQUISITIONED GOVERNANCE CHANGES

As part of Mount Kellett's efforts to address Baja's corporate governance failings and increase oversight of Baja management, our December 16, 2011 requisition for a meeting of shareholders also called for shareholder votes on a number of additional items which, **13 days following our requisition, were adopted by the Baja board.**

Well-governed companies do not require correction by shareholders.

The chart below lists requisitioned governance changes demanded by Mount Kellett and the reactionary response by the Baja board:

Mount Kellett Governance Initiative December 16, 2011	Baja Board Response Date
Majority Voting Policy	December 29, 2011(1)
Independent Board Committees	December 29, 2011
Related Party Transactions Requiring Shareholder Approval	December 29, 2011
Nepotism Policy	December 29, 2011(2)

(1) Incomplete and deficient policy included on Baja's website. For example, no definition of "uncontested election of directors" is provided. The Baja board has taken the unsupportable position that the April 3, 2012 shareholders' Meeting is an "uncontested election of directors".

(2) Policy already ignored.

If you have any questions and/or need assistance in voting your shares, please call Kingsdale Shareholder Services at 1-888-518-1562 or 1-416-867-2272 (collect calls accepted)

MOUNT KELLETT IS NOT PURSUING A TAKEOVER OF BAJA

To make sure our intentions are clear, we reiterate our publicly stated stance that Mount Kellett is not interested in pursuing a takeover of Baja. Our position from the outset of our investment in Baja has been to try to work with management to realize and protect the inherent value we see in the Boleo project. These efforts have included voting in favor of the adoption of a shareholder rights plan and in support of the now controversial stock option plan, which was presented by Mr. Greenslade as necessary to attract and retain new talent at the company. In addition, we have twice proposed to enter into standstill agreements, most recently in January 2012, in exchange for appropriate governance changes, but have not once received interest from the company to negotiate a set of terms. In fact, if Mr. Greenslade had concerns about Mount Kellett's intentions, it is surprising that neither he nor the board requested a standstill agreement as part of the public proposal disclosed by Baja on January 12, 2012. Despite this, Baja continues to distort the facts and misdirect shareholders regarding Mount Kellett's good faith actions that are meant to enhance governance and protect the investments of all shareholders in Baja.

ELECT TWO INDEPENDENT DIRECTORS COMMITTED TO ACTING IN YOUR BEST INTEREST

We believe that electing two new, qualified and independent directors to the board will help return the focus to the task at hand: realizing the full value of the Boleo project. Mount Kellett has invested over $80,000,000 in Baja. We do not want to see our, or your, investment squandered on hidden agendas and related party transactions that benefit only Mr. Greenslade, his family and friends.

The following are the shareholder nominees:

Stephen Lehner, CFA – Mr. Lehner is a Managing Director of Mount Kellett Capital Management LP and co-head of the New York investment team. Mr. Lehner's team has invested over $2 billion of capital across a variety of industries including mining, oil and gas, chemicals, and real estate. He is a director of a privately-held, institutionally backed energy management company, a director of a privately-held baseball team, and has served as an observer on two privately-held company boards. From 2001 until 2009, Mr. Lehner was employed by Morgan Stanley, most recently as a Managing Director focused on special situations and undervalued investment opportunities. From 1999 until 2001, Mr. Lehner worked for Heller Financial, Inc. underwriting financings for small and medium sized commercial borrowers. He is a Chartered Financial Analyst and holds a Masters of Business Administration from the University of Maryland.

Lorie Waisberg – Mr. Waisberg has been a corporate director since 2002. Between August 2000 and October 2002, Mr. Waisberg served as Executive Vice President, Finance and Administration for Co-Steel, Inc., a steel manufacturing company. From 1974 to August 2000, he was a partner at the Toronto office of Goodmans LLP, a leading Canadian law firm. Mr. Waisberg is Chairman and a trustee of Chemtrade Logistics Income Fund, Chairman and a director of RX Gold and Silver Inc. and a director of Chantrell Ventures Corp., Metalex Ventures Limited, Tembec, Inc. and Primary Energy Recycling Company, all publicly traded companies in Canada.

Messrs. Lehner and Waisberg, acting as true fiduciaries for the company and not as pawns in what has effectively become Mr. Greenslade's family office, will be in a position to bring transparency, honesty, and ethics to all aspects of Baja's business. Once elected, Mr. Lehner and Mr. Waisberg will comprise a minority of the Baja board and will work with the other directors to enhance and maintain corporate governance and management oversight. **They will act for all shareholders, large and small.**

We urge you to support these two new directors to protect your investment in Baja's future.

For more information please visit www.ShareholdersForBaja.com.

PLEASE VOTE YOUR BLUE PROXY IN SUPPORT OF THE SHAREHOLDER NOMINEES

MATTERS TO BE ACTED UPON

A. REMOVAL OF CERTAIN DIRECTORS FROM THE BOARD

To help reduce the web of conflicts on the Baja board, Mount Kellett asks that shareholders vote in support of a special resolution to remove from office as director of Baja each of Gerald Prosalendis and Giles Baynham (the "Director Removal Resolution"). At the Meeting, shareholders of Baja will be asked to consider and vote upon a special resolution in substantially the following form:

> "**BE IT RESOLVED**, as a special resolution of the shareholders of the Corporation, that Gerald Prosalendis and Giles Baynham, being current directors of the Corporation, are hereby removed from office as directors."

In order to be effective, the Director Removal Resolution must be approved by not less than two-thirds of the votes cast by the holders of Common Shares present in person or represented by proxy at the Meeting.

RECOMMENDATION TO SHAREHOLDERS:

Mount Kellett recommends that you vote FOR the Director Removal Resolution. The individuals named in the enclosed BLUE form of proxy intend to cast the votes represented by such proxy FOR the Director Removal Resolution, unless you direct that the Common Shares represented thereby be voted otherwise.

B. SETTING NUMBER OF DIRECTORS AT NINE

To enable two (2) new independent directors to join the Baja board, if the Director Removal Resolution is not passed, Mount Kellett asks that shareholders vote in support of an ordinary resolution to set the number of directors of Baja at nine (9) (the "Board Size Resolution"). At the Meeting, shareholders of Baja will be asked to consider and vote upon an ordinary resolution in substantially the following form:

> "**BE IT RESOLVED**, as an ordinary resolution of the shareholders of the Corporation, that the number of directors of the Corporation is hereby determined to be nine (9)."

RECOMMENDATION TO SHAREHOLDERS:

Mount Kellett recommends that you vote FOR the Board Size Resolution. The individuals named in the enclosed <u>BLUE</u> form of proxy intend to cast the votes represented by such proxy FOR the Board Size Resolution, unless you direct that the Common Shares represented thereby be voted otherwise.

C. ELECTION OF DIRECTORS

To increase governance and oversight of the board and management on behalf of all shareholders, Mount Kellett asks that if either the Director Removal Resolution or the Board Size Resolution is passed, shareholders vote in support of an ordinary resolution to elect Mr. Stephen Lehner and Mr. Lorie Waisberg (the "shareholder nominees") as directors of the Corporation. The shareholder nominees have the experience and integrity necessary to provide Baja with the independent leadership and oversight required to enhance shareholder returns and to allow Baja to realize its potential.

The following table sets forth certain required information regarding the shareholder nominees, as of the date hereof.

Name and Residence	Position(s) with Baja	Present Principal Occupation or Employment	Director of Baja Since	Number of Common Shares of Baja Beneficially Owned or Controlled or Directed(1)
Stephen Lehner New York, United States of America	-	Managing Director of Mount Kellett Capital Management LP	-	40,000(2) 67,421,117(2)
Lorie Waisberg Ontario, Canada	-	Corporate Director	-	-

(1) The information as to the number of Common Shares beneficially owned or controlled or directed by each of the shareholder nominees has been furnished to Mount Kellett by such nominee.
(2) Mr. Lehner beneficially owns 40,000 common shares and is a Managing Director of Mount Kellett, which holds 67,421,117, or 19.9%, common shares.

Information with respect to each current director of Baja is contained in the Management Circular.

<u>Shareholder Nominee Profiles</u>

Further background information with respect to the shareholder nominees is set forth below:

<u>Mr. Stephen Lehner</u> - Mr. Lehner is a Managing Director of Mount Kellett Capital Management LP and co-head of the New York investment team. Mr. Lehner's team has invested over $2 billion of capital across a variety of industries including mining, oil and gas, chemicals, and real estate. He is a director of a privately-held, institutionally backed energy management company, a director of a privately-held baseball team, and has served as an observer on two privately-held company boards. From 2001 until 2009, Mr. Lehner was employed by Morgan Stanley, most recently as a Managing Director focused on special situations and undervalued investment opportunities. From 1999 until 2001, Mr. Lehner worked for Heller Financial, Inc. underwriting financings for small and medium sized commercial borrowers. He is a Chartered Financial Analyst and holds a Masters of Business Administration from the University of Maryland.

<u>Mr. Lorie Waisberg</u> - Mr. Waisberg has been a corporate director since 2002. Between August 2000 and October 2002, Mr. Waisberg served as Executive Vice President, Finance and Administration for Co-Steel, Inc., a steel manufacturing company. From 1974 to August 2000, he was a partner at the Toronto office of Goodmans LLP, a leading Canadian law firm. Mr. Waisberg is Chairman and a trustee of Chemtrade Logistics Income Fund, Chairman and a director of RX Gold and Silver Inc. and a director of Chantrell Ventures Corp., Metalex Ventures Limited, Tembec, Inc. and Primary Energy Recycling Company, all publicly traded companies in Canada.

Each of the shareholder nominees has consented to being named as a nominee in this Circular. It is not contemplated that either of the shareholder nominees will be unable to stand for election to the board of directors of Baja or to serve as a director, if elected.

Neither of the shareholder nominees is involved in the solicitation of proxies for the Meeting (other than by virtue of their agreement to stand for election to the board of directors of Baja and Mr. Lehner's position as a Managing Director of Mount Kellett) and none are engaged in organizing, directing or financing Mount Kellett's dissident shareholder activities (other than indirectly through Mr. Lehner's position as a Managing Director of Mount Kellett). There are no contracts, arrangements or understandings between either of the shareholder nominees and any other person pursuant to which the shareholder nominees are to be elected.

To the knowledge of the shareholder nominees, neither of them, nor their respective associates or affiliates, is or has been indebted to the Corporation or any of its subsidiaries at any time or has indebtedness to another entity which is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding by Baja or any of its subsidiaries.

<u>Cease Trade Orders And Bankruptcies</u>

Other than as disclosed below, neither shareholder nominee is, as at the date of this Circular, or has been, within 10 years before the date of this Circular:

a) a director, chief executive officer or chief financial officer of any corporation that:

   i. was subject to an order that was issued while the shareholder nominee was acting in the capacity as director, chief executive officer or chief financial officer; or

ii. was subject to an order that was issued after the shareholder nominee ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer;

b) a director or executive officer of any corporation that, while such shareholder nominee was acting in that capacity, or within a year of such shareholder nominee ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

c) someone who became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such shareholder nominee.

For the purposes of section (a) above, the term "order" means a cease trade order, an order similar to a cease trade order or an order that denied the relevant corporation access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days.

Mr. Waisberg was a director of McWatters Mining Inc. ("MWA") when it initiated insolvency proceedings in 2001 and in 2004. Canadian securities regulators issued cease trade orders by reason of MWA's failure to file required financial statements. The cease trade orders are no longer in effect and MWA has emerged from bankruptcy. Mr. Waisberg was also a director of FMF Capital Group Ltd. ("FMF") when a subsidiary of FMF, of which Mr. Waisberg was not a director, conveyed its assets to a trustee to facilitate the orderly wind-up of its business in May 2007.

Penalties And Sanctions

To the knowledge of Mount Kellett, as of the date of this Circular, no shareholder nominee has been subject to:

a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

RECOMMENDATION TO SHAREHOLDERS:

Mount Kellett recommends that you vote FOR the election of the shareholder nominees. The individuals named in the enclosed BLUE form of proxy intend to cast the votes represented by such proxy FOR the election of the above-noted nominees unless you direct that the Common Shares represented thereby be withheld from voting.

D. AMENDMENTS TO STOCK OPTION PLAN

On December 16, 2011, as part of its requisition for a shareholders' meeting of Baja, Mount Kellett asked shareholders to support amendments to Baja's stock option plan in order for it to comply with minimum recognized corporate governance standards. At the Meeting, shareholders will be asked to consider and vote upon a resolution substantially in the following form:

"**BE IT RESOLVED**, that the Corporation's stock option plan (the "Plan") be amended to:

a) provide for limits on non-executive director participation under the Plan such that the aggregate number of common shares of the Corporation which may be reserved for issuance to the non-executive directors of the Corporation shall not exceed the lesser of: (x) a reserve of 1% of the number of common shares outstanding, together with other treasury-based equity compensation plans, if any, at any given point in time; and (y) an annual equity award value of CAD$100,000 per non-executive director; and

b) require shareholder approval for changes to the Plan that increase the number of shares reserved for issuance under the Plan or Plan maximum; reduce the exercise price or cancel and reissue options or other entitlements of non-insider options; extend the term of options beyond the original expiry of non-insider options; permit options granted under the Plan to be transferable or assignable other than for normal estate purposes; or amend the Plan's amendment provision (collectively, the "Stock Option Plan Amendments")."

Mount Kellett supports the Stock Option Plan Amendments, which will bring the Baja stock option plan into compliance with recognized governance standards. **The Stock Option Plan Amendments were proposed by the board in response to the requisition of these amendments by Mount Kellett.**

RECOMMENDATION TO SHAREHOLDERS:

Mount Kellett recommends that you vote FOR the Stock Option Plan Amendments. The individuals named in the enclosed BLUE form of proxy intend to cast the votes represented by such proxy FOR the Stock Option Plan Amendments, unless you direct that the Common Shares represented thereby be voted otherwise.

E. OTHER BUSINESS

As at the date hereof, Mount Kellett knows of no amendments, variations or other matters to be presented for action at the Meeting. If, however, any amendments, variations or other matters properly come before the Meeting, the persons named as proxyholder in the **BLUE** proxy will vote on such matters in accordance with his or her best judgment on the matter.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

For purposes of the Meeting, Baja established February 3, 2012 (the "Record Date") as the record date for determining shareholders entitled to notice of the Meeting and to vote at the Meeting.

To the knowledge of Mount Kellett, based on publicly available information: (i) the authorized capital of the Corporation consists of an unlimited number of Common Shares and, according to the Management

Circular, there were 339,563,275 Common Shares issued and outstanding as at the Record Date; and (ii) each Common Share carries one vote per share.

To the knowledge of Mount Kellett, as at the date of this Circular, no person has ownership or control over more than 10% of the outstanding common shares of the Corporation except for Mount Kellett, which holds 67,421,117 common shares, being 19.9% of the issued and outstanding Common Shares.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Neither of the shareholder nominees, nor any of their respective associates or affiliates: (i) has had any material interest, direct or indirect, in any transaction since the commencement of the company's most recently completed financial year which has materially affected the company or any of its subsidiaries; or (ii) has any material interest, direct or indirect, in any proposed transaction that would materially affect the company or any of its subsidiaries.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as disclosed herein, neither of the shareholder nominees, nor any of their respective associates or affiliates, is aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting other than the election of directors.

GENERAL PROXY INFORMATION

Solicitation Of Proxies

This Circular is furnished by Mount Kellett in connection with the solicitation of proxies for use at the Meeting and at any adjournment or postponement thereof. Proxies may be solicited by mail, telephone, fax or other electronic means and in person, as well as by newspaper or other media advertising.

In addition, Mount Kellett has retained Kingsdale Shareholder Services Inc. ("Kingsdale") to assist in: the review and analysis of the Circular, recommending corporate governance best practices where applicable, liaising with proxy advisory firms, developing and implementing shareholder communication and engagement strategies, advising with respect to meeting and proxy protocol, reporting and reviewing the tabulation of shareholder proxies, and the solicitation of shareholder proxies including contacting shareholders by telephone. The cost of these services is up to approximately $225,000 if successful. The costs incurred in the preparation and mailing of this Circular and the solicitation will be borne solely by Mount Kellett. However, Mount Kellett intends to seek reimbursement from Baja for out-of-pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection with the Meeting.

No person is authorized to give information or to make any representations other than those contained in this Circular and, if given or made, such information or representations must not be relied upon as having been authorized by Mount Kellett to be given or made.

Appointment Of Proxies

The persons named as proxyholders in the enclosed **BLUE** form of proxy are Stephen Lehner and, failing him, Ken Murphy, Head of Asset Management at Mount Kellett. **A shareholder of the Corporation has the right to appoint a person, who need not be a shareholder of Baja, other than the persons named in the BLUE form of proxy accompanying this Circular, as proxyholder to attend and act for and on behalf of such shareholder at the Meeting and may exercise such right by striking out the names of the persons named in the BLUE form of proxy and inserting the name of the person to be appointed as proxyholder in the blank space provided on the BLUE form of proxy or by completing another proper form of proxy.**

Shareholders should carefully complete and sign their proxies in accordance with the instructions contained in this Circular and on the **BLUE** form of proxy in order to ensure that their proxies can be used at the Meeting. Completed and executed proxies should be returned in accordance with the instructions on the form of proxy. Proxies received by Kingsdale in accordance with the foregoing will be delivered to Baja or its transfer agent, Computershare Trust Company of Canada, in time for use at the Meeting.

Registered Shareholders

If you are a registered shareholder of Baja (meaning your Common Shares are held by you directly and not by your broker or other intermediary), you should follow the procedures set out in the enclosed **BLUE** form of proxy and as set out below.

In order to vote in support of the independent shareholders, you should do the following: (i) complete the **BLUE** form of proxy enclosed by marking "FOR" with respect to each of the items outlined on the **BLUE** form of proxy; and (ii) sign and date the **BLUE** form of proxy and fax it back to the number indicated on the **BLUE** form of proxy. In order to ensure timely receipt before the deadline, Mount Kellett recommends that all registered shareholders who wish to vote in support of the independent shareholders deliver their completed **BLUE** form of proxy via fax to Kingsdale at 1-866-545-5580 or 416-867-2271, rather than by mail or courier.

Revocation Of Proxies

You may revoke a proxy already given pursuant to management's solicitation of proxies by completing and delivering the enclosed **BLUE** form of proxy. A later dated **BLUE** form of proxy revokes any and all prior proxies given by you in connection with the Meeting.

A registered shareholder of the Corporation who has given a proxy may also revoke the proxy at any time prior to use by depositing an instrument in writing revoking the proxy, executed by such registered shareholder or by his, her or its attorney authorized in writing or by electronic signature or, if the registered shareholder is a corporation, by an officer or attorney thereof properly authorized, either: (i) at the registered office of the corporation at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof, or (ii) with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof; or (iii) in any other manner permitted by law.

MOUNT KELLETT ENCOURAGES YOU TO SUBMIT YOUR BLUE PROXY AS SOON AS POSSIBLE

IN ORDER TO BE VOTED AT THE MEETING, YOUR PROXY MUST BE RETURNED TO KINGSDALE PRIOR TO 7:00 A.M. (VANCOUVER TIME) ON MARCH 30, 2012. IF YOU CANNOT MEET THIS DEADLINE, WE RECOMMEND THAT YOU FAX YOUR BLUE PROXY TO KINGSDALE AT (416) 867-2271 OR 1-866-545-5580 IN ANY EVENT. FOR ASSISTANCE, PLEASE CALL KINGSDALE (TOLL-FREE) AT 1-888-518-1562.

Exercise Of Discretion

The Common Shares represented by the enclosed **BLUE** form of proxy will be voted for, against or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for at the Meeting or at any adjournment(s) or postponement(s) thereof and, where you specify a choice with respect to any matter to be acted upon, the Common Shares will be voted in accordance with your specification so made.

In the absence of such specification, Common Shares represented by the enclosed BLUE form of proxy will be voted FOR the items outlined on the BLUE form of proxy. The enclosed form of proxy confers the persons appointed under the proxy with discretionary authority (which they will exercise in accordance with their best judgment) with respect to any variation or amendments to those matters specified in the proxy and with respect to any other matters which may properly be brought before the Meeting or at any adjournment(s) or postponement(s) thereof. Mount Kellett is not currently aware of any such amendment, variation or other matter.

Advice To Non-Registered Shareholders

The information in this section only applies to shareholders who hold their Common Shares through a broker or other Intermediary (as defined below).

Only registered shareholders of Baja or the persons they appoint as their proxyholders are permitted to attend and vote at the Meeting. In many cases, Common Shares beneficially owned by a person (a "Non-Registered Holder") are registered either: (i) in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of the Common Shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (ii) in the name of a depository (a "Depository"), such as CDS Clearing and Depository Services Inc. in Canada and The Depository Trust Corporation in the United States.

Mount Kellett has distributed copies of this Circular and form of proxy to the Depositories and Intermediaries for distribution to the Non-Registered Holders. Intermediaries are required to forward all meeting materials to Non-Registered Holders. Intermediaries often use service companies to forward the meeting materials to Non-Registered Holders. Generally, Non-Registered Holders will either:

a) Be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Common Shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. In this case, the Non-Registered Holder who wishes to submit a proxy should properly complete the **BLUE** form of proxy and submit it to Kingsdale by fax at 1-866-545-5580. The Non-Registered Holder should contact Kingsdale at 416-867-2272 (collect calls accepted) or 1-888-518-1562 (toll-free) for

assistance in ensuring that the enclosed **BLUE** form of proxy is appropriately completed and properly voted in accordance with the instruction of the Non-Registered Holder; or

b) More typically, Non-Registered Holders will receive a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service Corporation, will constitute voting instructions. Non-Registered Holders should follow the instruction provided in the voting instructions form, using one of the described voting methods provided, to vote their shares.

The purpose of these procedures is to permit Non-Registered Holders to direct the voting of the Common Shares they beneficially own. **Should a Non-Registered Holder wish to attend and vote at the Meeting in person (or to have another person appointed as proxyholder to attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons named in the BLUE form of proxy and insert the Non-Registered Holder's or such other person's name in the blank space provided.** In any case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy (or any proxy authorization form) is to be delivered.

A Non-Registered Holder wishing to vote in support of the independent shareholders should contact Kingsdale at 416-867-2272 (collect calls accepted) or 1-888-518-1562 (toll-free) for assistance in ensuring that the enclosed **BLUE** form of proxy is appropriately completed by the necessary person at their Intermediary and that the shares held are properly voted in accordance with the instructions of the Non-Registered Holder.

A Non-Registered Holder may revoke a form of proxy or voting instruction form given to an Intermediary or Broadridge Financial Solutions, Inc. ("Broadridge") at any time by written notice to the Intermediary in accordance with the instructions given to the Non-Registered Holder by its Intermediary. A Non-Registered Holder should contact Kingsdale at one of the telephone numbers set out above for assistance in ensuring that forms or proxies or voting instructions previously given to an Intermediary or Broadridge are properly revoked.

ADDITIONAL INFORMATION

Additional information relating to Baja and the Meeting is set forth in the Management Circular, including information regarding executive compensation, Baja's auditor, management contracts, securities authorized for issuance under equity compensation plans, interests of directors and officers of Baja in matters to be acted upon at the Meeting, interests of informed persons in material transactions and indebtedness of directors and executive officers of Baja. The Management Circular can be found on the System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com.

The information concerning Baja, Catalyst, Yukon-Nevada, Endeavour Mining, Minterra and CB Gold and other issuers contained in this Circular has been taken from, or is based upon, publicly available documents or records (including the Management Circular) on file with Canadian securities regulatory authorities, the Securities Exchange Commission and other sources. Although Mount Kellett has no knowledge that would indicate that any statements contained herein taken from or based upon such documents, records and sources is untrue or incomplete, Mount Kellett does not assume any responsibility for the accuracy or completeness of such information or for any failure by such issuers to disclose material information which may affect the significance or accuracy of such information. Information concerning such issuers is available for review on SEDAR at www.sedar.com.

Financial information regarding Baja is provided in its financial statements and MD&A for its most recently completed financial year, which can be found on SEDAR. In addition, shareholders may obtain copies of Baja's financial statements and MD&A upon request and without charge by contacting the Corporation. The registered and head office of Baja is located at 500 – 200 Burrard Street, Vancouver, British Columbia, V6C 3L6.

All currency references in this Circular are to Canadian dollars and at an assumed US/Canadian dollar exchange rate at 1:1.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Circular, as well as any documents incorporated herein by reference and the accompanying letter to shareholders of Baja from Mount Kellett, constitute forward-looking statements. The words "may", "would", "could", "will", "intend", "plan", "anticipate", "believe", "estimate", "expect" and similar expressions as they relate to Mount Kellett, the Corporation and the Corporation's current and future board of directors and management, are intended to identify forward-looking statements. Such statements reflect Mount Kellett's current views and intentions with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Corporation's actual results, performance or achievements that may be expressed or implied by such forward-looking statements to vary from those described herein should one or more of these risks or uncertainties materialize. Such factors include, but are not limited to, economic, business, technological, competitive and regulatory factors. Any such forward-looking statements are expressly qualified in their entirety by this cautionary statement. Moreover, Mount Kellett does not assume responsibility for the accuracy or completeness of such forward-looking statements. The forward-looking statements included in this Circular are made as of the date of this Circular and Mount Kellett undertakes no obligation to publicly update or revise forward-looking statements, other than as required by applicable securities law.

APPROVAL

Information contained in this Circular, unless otherwise indicated, is given as of the date hereof. The contents and the sending of this Circular have been approved by Mount Kellett and a copy of this Circular has been sent to Baja, each director of Baja, each shareholder entitled to notice of the Meeting, and the auditor of Baja.

DATED February 22, 2012



Jonathan Fiorello
Chief Operating Officer
Mount Kellett Capital Management LP

HOW TO CAST YOUR VOTE IN SUPPORT OF THE INDEPENDENT SHAREHOLDER NOMINEES

MAKE YOUR VOICE HEARD BY VOTING YOUR BLUE PROXY

VOTING INSTRUCTIONS

Non-Registered (Beneficial) Shareholders

If your common shares are held in a brokerage account or otherwise through an intermediary, you are a "beneficial shareholder" and a Voting Instruction Form was mailed to you with this package. Only vote your Voting Instruction Form as follows:

Canadian Shareholders:

Visit www.proxyvote.com and enter your 12 digit control number or call **1-800-474-7493** or fax your Voting Instruction Form to **905-507-7793** or toll free at **1-866-623-5305** in order to ensure that it is received before the deadline.

U.S. Shareholders:

Visit www.proxyvote.com and enter your 12 digit control number or call **1-800-454-8683**.

Registered Shareholders

If your common shares are held in your own name, you are a "registered shareholder" and must submit your proxy in the postage paid envelope in sufficient time to ensure your votes are received by **the offices of KINGSDALE SHAREHOLDER SERVICES INC. Attention: Proxy Department, at 130 King Street West, Suite 2950, P.O. Box 361, Toronto, Ontario, M5X 1E2 or by fax to 416-867-2271 or toll-free 1-866-545-5580 no later than 7:00 A.M. (Vancouver time) on FRIDAY, March 30th, 2012.**

TIME IS OF THE ESSENCE - SUBMIT YOUR BLUE PROXY AS SOON AS POSSIBLE

VOTE YOUR BLUE PROXY BY FAX OR MAIL YOUR PROXY IN ORDER FOR IT TO BE RECEIVED BY THE DEADLINE
PROXIES MUST BE RECEIVED NO LATER THAN FRIDAY, MARCH 30TH 2012 AT 7:00 A.M. (VANCOUVER TIME)

PLEASE ENSURE THAT YOU SIGN AND DATE THE BLUE PROXY

QUESTIONS ON VOTING YOUR BLUE PROXY PLEASE CALL:

KINGSDALE
Shareholder Services Inc

Telephone Toll Free: 1-888-518-1562 Outside North America Call Collect: 1-416-867-2272
Toll Free Fax: 1-866-545-5580
Fax: 416-867-2271

Any questions and requests for assistance may be directed to the Proxy Solicitation Agent:

KINGSDALE
Shareholder Services Inc.

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
M5X 1E2
www.kingsdaleshareholder.com

North American Toll Free Phone:

1-888-518-1562

Email: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272